                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                       COLLAGENEX PHARMACEUTICALS, INC.
                                (Name of Issuer)

                                 Common Stock
                         (Title of Class of Securities)

                                  19419B-10-0
                                 (CUSIP Number)

                       December 31, 2000 (Annual Filing)
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 19419B-10-0                13G                            Page 2 of 8
          -----------                                                   ---  ---



------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Columbine Venture Fund II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware, USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          654,082
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          654,082
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      654,082
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

CUSIP NO. 19419B-10-0                13G                            Page 3 of 8
          -----------                                                   ---  ---


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Columbine Venture Management II
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware, USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          713,446
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          713,446
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      713,446
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

CUSIP NO. 19419B-10-0                13G                            Page 4 of 8
          -----------                                                   ---  ---

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Sherman J. Muller
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             713,446
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          713,446
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      713,446
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

CUSIP NO. 19419B-10-0                13G                            Page 5 of 8
          -----------                                                   ---  ---

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Terence E. Winters
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             713,446
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          713,446
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      713,446
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

CUSIP NO. 19419B-10-0                                               Page 6 of 8
          -----------                                                   ---  ---


Item 1

     (a) Name of Issuer

         Collagenex Pharmaceuticals, Inc.

     (b) Address of Issuer's Principal Executive Offices

         41 University Drive
         Newton, Pennsylvania 18940

Item 2

     (a) Name of Person Filing

         Columbine Venture Fund II, L.P.

     (b) Address of Principal Business Office or, if none, Residence

         7000 E. Belleview Avenue, Suite 150
         Englewood, Colorado 80111

     (c) Citizenship

         Delaware, USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         19419B-10-0

     (a) Name of Person Filing

         Columbine Venture Management II

     (b) Address of Principal Business Office or, if none, Residence

         7000 E. Belleview Avenue, Suite 150
         Englewood, Colorado 80111

     (c) Citizenship

         Delaware, USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         19419B-10-0

     (a) Name of Person Filing

         Sherman J. Muller

     (b) Address of Principal Business Office or, if none, Residence

         7000 E. Belleview Avenue, Suite 150
         Englewood, Colorado 80111

     (c) Citizenship

         USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         19419B-10-0

     (a) Name of Person Filing

         Terence E. Winters

     (b) Address of Principal Business Office or, if none, Residence

         10040 East Happy Valley Road, No. 366
         Scottsdale, Arizona 85255

     (c) Citizenship

         USA

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         19419B-10-0

CUSIP NO. 19419B-10-0                                               Page 7 of 8
         -------------                                                  ---  ---

Item 3.
        Not applicable.

Item 4. Ownership.

        Reporting Persons incorporate by reference the information on ownership contained under numbers 5, 6, 7, 8, 9, 10 and 11 of the cover sheets. The numbers include 693,446 shares of Common Stock and options to purchase 20,000 shares of Common Stock that are now exercisable. Title to 634,082 shares of Common Stock is held by Columbine Venture Fund II, L.P. ("Columbine") which does not hold an interest in 59,364 shares of Common Stock, title to which is held by Columbine Venture Management II ("Management"). Management is the sole general partner of Columbine and is a reporting person with respect to the shares held by Columbine by virtue of its voting power and dispositive power over the shares held by Columbine. The individuals are general partners in Columbine Venture Management II, and each is a reporting person with respect to the shares held by Columbine and Management by virtue of his shared voting and dispositive power over the shares held by Columbine in which he is a general partner of the general partner and Management in which he is a general partner. Each reporting person, other than Columbine, disclaims his or its interest in the Common Stock, except to the extent of his or its proportionate interest as a partner. The reporting persons also have an interest in options exercisable for an additional 5,000 shares of Common Stock, which are not exercisable within 60 days.

Item No. 5.

        Not Applicable.


Item No. 6.

        No person, other than the reporting person, has a right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

CUSIP NO. 19419B-10-0                                               Page 8 of 8
                                                                        ---  ---

Item 7.

     Not applicable.

Item 8.

     Not applicable.

Item 9.

     Not applicable.

Item 10.

     Not applicable.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 13, 2001
                                              ----------------------------------
                                                            Date

                                                   /s/ JAMES A. JACOBSON
                                              ----------------------------------
                                                          Signature

                                              James A. Jacobson, as agent and
                                              attorney-in-fact for each
                                              reporting person pursuant to
                                              powers of attorney attached hereto
                                              ----------------------------------
                                                          Name/Title